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                                                                   EXHIBIT 99.1

[PVF CAPITAL CORP. LETTERHEAD]

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INFORMATION                                                    PVF Capital Corp.
FOR IMMEDIATE RELEASE                                          30000 Aurora Road
                                                               Solon, Ohio 44139

                                                    For Further Information Call
                                                                 Carol S. Porter
                                                                    440.248.7171
                                                    carol.porter@myparkview.como
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           PVF CAPITAL APPOINTS ROBERT J. KING, JR. PRESIDENT AND CEO;
                           NAMES TWO NEW BOARD MEMBERS

SOLON, OH - JULY 31, 2009 - PVF Capital Corp. (Nasdaq: PVFC) today announced the appointment of Robert J. King, Jr. as president and chief executive officer of the Company and its wholly owned subsidiary, Park View Federal Savings Bank.

King, the former president and chief executive officer of Fifth Third Bank (Northeastern Ohio), a unit of Fifth Third Bancorp, succeeds Marty E. Adams, who has been serving as interim chief executive of the Company and Bank since March 4.

"Bob's wide-ranging experience is most impressive. He has done pretty much everything in the banking field and has a track record of significant success that few can match," said Mark D. Grossi, chairman of the board of the Company and the Bank. "The board wants to thank Marty Adams for making great progress in an extremely tough environment."

Adams will join the board of directors for the Company and the Bank, and will become chairman of the newly created capital committee on the Company's board. Adams will stand for re-election to both boards at the 2009 annual meeting of shareholders.

"Park View Federal is a good franchise with good people and has a bright future with Bob King at the helm," said Adams. "We're looking forward to having Bob lead Park View Federal to the next level, and realize its full potential as a profitable and dynamic community bank."

King has more than 30 years of banking experience, most recently as senior managing director of FSI Group, LLC, a private equity operation focused on investing in the financial sector. King joined Fifth Third Bank in 1975. During his tenure with the Cincinnati-based company, he served as vice president of Institutional Asset Administration, director of marketing, commercial lending officer, customer service manager and marketing research specialist. In 1989, he joined Fifth Third Bank (Northeastern Ohio) as an executive vice president and

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was promoted to president and chief executive officer the following year. In
1997, Fifth Third's board of directors appointed King chairman of Fifth Third Bank (Northeastern Ohio), a position he held until his retirement in 2004. He also was an executive vice president of Fifth Third Bancorp and regional president of Fifth Third affiliates in Toledo, Dayton, Columbus and southern Ohio.

"We have the critical elements in place to make Park View Federal Savings Bank a more competitive force: a well-respected banking name and an attractive footprint in Northeast Ohio," said King. "I look forward to working with my new colleagues to aggressively serve the needs of our customers, including making residential loans, a long-time strength of the bank."

PVF today also announced:

    o Thomas J. Smith, vice president and chief financial officer of Energy West, will join the board of the Company. Smith will fill a seat as a representative of Richard M. Osborne as part of a previously announced agreement entered into last September with Osborne. Osborne resigned his position on the board in January. Smith's term on the board will extend until the 2010 annual meeting of shareholders.

    o The Company plans to expand its board of directors to 12 from 10, pending regulatory approval, to accommodate the additions of Adams and Smith.

    o John R. Male retired July 27 from his position as president of the Company's wholly owned subsidiary, PVF Service Corporation. Male will remain a member of the board of the Company and the Bank.

The appointments of King, Adams and Smith are subject to regulatory approval.

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices. Additional information on the Company may be found at www.myparkview.com.
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This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Capital Market under the symbol PVFC.

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